SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                     Date of Report:  October 24, 1996





                              MEDIMMUNE, INC.
          (Exact name of registrant as specified in its charter)



                     Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)          (Zip Code)



          Registrant's telephone number, including area code (301) 417-0770


          No Exhibits are being filed with this report


                              MEDIMMUNE, INC.
                        Current Report on Form 8-K


ITEM 5.  OTHER EVENTS


MedImmune, Inc. reported the information contained on the following press release dated October 24, 1996.




          MEDIMMUNE REPORTS 63 PERCENT INCREASE IN PRODUCT SALES


Gaithersburg, MD, October 24, 1996 - MedImmune, Inc. (Nasdaq:MEDI) today reported that total product sales for the nine months ended September 30, 1996 increased 63 percent to $18.1 million from $11.1 million in the same period of 1995.

Total revenues for the first nine months of 1996 increased by 13 percent to $23.1 million with a net loss of $18.8 million or $0.90 per share on 20.8 million shares compared to revenues of $20.5 million and a net loss of $14.1 million or $0.90 per share on 15.6 million shares in the same period of 1995. Total revenues for the quarter were $4.8 million which included $4.1 million in sales of CytoGam ($4.9 million prior to a one-time charge to reflect potential lost revenues resulting from the declared bankruptcy of a pharmaceutical wholesaler), $0.5 million sales of RespiGam and $0.1 million in contract revenues. During the third quarter, total product sales increased by 41 percent from $3.8 million in the third quarter 1995 to $5.4 million in the third quarter 1996 prior to the one-time charge.
Net loss in the third quarter was $10.2 million or $0.47 per share. At September 30, 1996 MedImmune had cash and marketable securities of $124.0 million.

"As we enter the fourth quarter, we are preparing for the commencement of this year's RSV season and the full launch for our second product, RespiGam," commented David M. Mott, President and Chief Operating Officer of MedImmune.

In preparation for the launch of RespiGam, MedImmune has focused on obtaining third party payor approvals as well as managed care and hospital acceptance. To date, 50 of 51 Medicaid programs have confirmed coverage and 81 of the largest managed care organizations have approved RespiGam for reimbursement. In addition, a significant number of the largest neonatal and pediatric hospitals have added RespiGam to their formularies and developed protocols for its use. Investigators from the Company's clinical trials have conducted 220 speakers programs at major teaching hospitals across the United States to educate physicians, nurses and hospital administrators about RespiGam.

During the third quarter, one of MedImmune's largest customers, a pharmaceutical wholesaler, declared Chapter 11 bankruptcy protection. Accordingly, MedImmune took a charge against product sales in the quarter of approximately $740,000 reflecting inventory previously sold to this wholesaler. In addition, MedImmune's sale of product to this wholesaler was interrupted during the third quarter. The Company does not expect the status of this wholesaler to negatively impact future quarterly results.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. CytoGam and RespiGam are polyclonal antibody products enriched in antibodies against cytomegalovirus
(CMV) and respiratory syncytial virus (RSV), respectively. CytoGam is used for attenuation of primary CMV disease associated with kidney transplantation, and RespiGam is used to prevent serious RSV disease, the leading cause of bronchiolitis and pneumonia in certain high-risk children. CytoGam and RespiGam are manufactured by Massachusetts Public Health Biologic Laboratories. MedImmune markets CytoGam and RespiGam through its hospital-based sales force and has six new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.


CytoGam is a registered trademark and
RespiGam is a trademark of the Company.

                             - Table Follows -



MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)
Condensed Statements of Operations (Unaudited)

                                   Three Months            Nine Months
                                Ended September 30,    Ended September 30,
                                  1996        1995       1996       1995
                               ---------    ---------  --------- ---------
Revenues
 Product sales                    $  4,632   $  3,821  $  18,086  $ 11,121
 Contracts                             148      2,843      5,055     9,330
                                 ---------  ---------  --------- ---------
                                     4,780      6,664     23,141    20,451
                                 ---------  ---------  --------- ---------

Costs and expenses
 Cost of sales                       2,924      2,295     11,046     7,763
 Research and development            7,817      5,965     20,059    20,524
 Selling, administrative             5,043      2,511     13,602     7,169
and general
                                 ---------  ---------  --------- ---------
                                    15,784     10,771     44,707    35,456
                                 ---------  ---------  --------- ---------
Interest income, net                   842        361      2,796       924
                                 ---------  ---------  --------- ---------
Net loss                         $(10,162)  $ (3,746) $ (18,770) $(14,081)
                                 =========  =========  ========= =========
Loss per share                   $  (0.47)  $  (0.22)  $  (0.90) $  (0.90)
                                 =========  =========  ========= =========

Shares used in computing loss       21,656     16,722     20,782    15,600
per share
                                 =========  =========  ========= =========


Condensed Balance Sheets

                                      September 30, 1996  December 31,1995
                                       ------------------ ------------------
                                              (unaudited)


Assets:
 Cash and marketable securities                $  124,012          $  38,039
 Trade and contract receivables, net                7,080              3,919
 Inventory, net                                     7,652              6,027
 Property and equipment, net                       18,807              8,255
 Other assets                                       3,140              1,092
                                                ---------          ---------
                                               $  160,691          $  57,332
                                                =========          =========

Liabilities and shareholders' equity
 Accounts payable                              $    2,614          $   2,318
 Accrued expenses                                   8,147              6,538
 Long term debt                                    63,328              1,984
 Other liabilities                                  3,059              2,713
 Shareholders' equity                              83,543             43,779
                                                ---------          ---------
                                               $  160,691          $  57,332
                                                =========          =========

Common shares outstanding                          21,657             17,706
                                                =========          =========


                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MEDIMMUNE, INC.
                                   Registrant)



Date:  October 24, 1996            David M. Mott
                                   President and Chief Operating Officer
                                   (Principal financial and accounting
                                    officer)